United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
May 12, 2016

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2015, Fidelity National Information Services, Inc. (“FIS”) acquired SunGard for cash and shares of FIS common stock (the “SunGard acquisition”). In connection with the SunGard acquisition, FIS entered into support and standstill agreements (collectively, the “Support and Standstill Agreements”) with certain stockholders of SunGard (each a “Sponsor Stockholder”) with respect to all shares of common stock of FIS that each such Sponsor Stockholder received as consideration in the SunGard acquisition. Fifty percent (50%) of the shares of FIS common stock received by the Sponsor Stockholders in the SunGard acquisition, or approximately 17.6 million shares, are subject to transfer restrictions under the Support and Standstill Agreements until after 180 days following the effective date of the acquisition (the “Final Lock-Up Period”). On May 31, 2016, the Final Lock-up Period would end and such approximately 17.6 million shares of FIS common stock would then become transferable.

Sponsor Stockholders have requested that FIS waive the transfer restrictions currently in effect in order to allow them the ability to transfer these shares prior to the end of the Final Lock-Up Period. On May 12, 2016, FIS agreed to irrevocably waive the transfer restrictions of the Final Lock-Up Period effective from and after 4 p.m. on May 12, 2016 in respect of any transfer of these shares of FIS common stock by the Sponsor Stockholders.

A copy of the waiver is filed as Exhibit 10.1 to this Report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Waiver issued by FIS on May 12, 2016

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.
Date: May 12, 2016	By:	/s/ Marc M. Mayo
		Name:	Marc M. Mayo
		Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Waiver issued by FIS on May 12, 2016